Exhibit 24(b)(8.171)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT effective as of April 1, 2015 (“Amendment”), amends the Participation Agreement, dated January 30, 1998, as amended, (“Agreement”), by and among Aetna Life Insurance and Annuity Company, (now known as “Voya Retirement Insurance and Annuity Company”) ( the “Company”), a life insurance company organized under the laws of Connecticut, Aetna Series Fund, Inc., (now known as “Voya Series Fund, Inc.”), on behalf of each of its series specified on Schedule A (“Fund”), and Aeltus Investment Management, Inc., (now known as “Voya Investments, LLC”) (“Adviser”).

WHEREAS, the Company, through various mergers and acquisitions is now known as “Voya Retirement Insurance and Annuity Company”; and

WHEREAS, Aetna Series Fund, Inc. is now known as “Voya Series Fund, Inc.”; and

WHEREAS, the Adviser through various mergers and acquisitions is now known as “Voya Investments, LLC”; and

WHEREAS, the parties desire to clarify the Agreement to (1) reflect the new names of the parties above and (2) amend Schedule A to add Voya Corporate Leaders 100 Fund.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.      All references to “Aetna Life Insurance and Annuity Company” in the Agreement are hereby deleted and replaced with “Voya Retirement Insurance and Annuity Company”. References to the “Company” shall mean “Voya Retirement Insurance and Annuity Company”.

2. All references to “Aetna Series Fund, Inc.” in the Agreement are hereby deleted and replaced with “Voya Series Fund, Inc.” References to the “Fund” shall mean “Voya Series Fund, Inc.”.

3. All references to “Aeltus Investment Management, Inc.” in the Agreement are hereby deleted and replaced with “Voya Investments, LLC”. References to the “Adviser” shall mean “Voya Investments, LLC”.

4. The following fund, a series of the Voya Series Fund, Inc., is hereby added to the existing Schedule A, as amended:

Voya Corporate Leaders 100 Fund

5. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

6. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

7. All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized signatories.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	VOYA INVESTMENTS, LLC

By: /s/ Lisa Gilarde	By:/s/ Todd Modic

Name: Lisa Gilarde	Name: Todd Modic

Title: Vice President	Title: Senior Vice President

on behalf of VOYA SERIES, INC.

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President